Exhibit 99.3

LETTER TO REGISTERED HOLDERS AND THE DEPOSITORY

TRUST COMPANY PARTICIPANTS

Relating to

FIRSTENERGY TRANSMISSION, LLC

Offer to Exchange

$450,000,000 4.750% Senior Notes due 2033 that have not been registered under the Securities Act of 1933, as amended (the “Securities Act”)

for

$450,000,000 4.750% Senior Notes due 2033 that have been registered under the Securities Act

Pursuant to the Prospectus, dated   , 2025

To Registered Holders and The Depository Trust Company Participants:

This document relates to the exchange offer made by FirstEnergy Transmission, LLC whereby we are offering to exchange all outstanding and unregistered $450,000,000 4.750% Senior Notes due 2033 (the “Outstanding Notes”) for an equal amount of $450,000,000 4.750% Senior Notes due 2033 registered under the Securities Act.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

1.  Prospectus, dated   , 2025;

2.  Letter of Transmittal, together with accompanying IRS Form W-9 and instructions thereto;

3.  A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.

Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on   , 2025, unless extended (such date and time, as they may be extended, the “expiration date”). We do not currently intend to extend the expiration date. Tenders of Outstanding Notes may be withdrawn at any time prior to the expiration date.

To participate in the exchange offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be sent to the exchange agent and certificates representing the Outstanding Notes must be delivered to the exchange agent (or book-entry transfer of the Outstanding Notes must be made into the exchange agent’s account at DTC), all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Any inquiries you may have with respect to the exchange offer or requests for additional copies of the enclosed materials should be directed to the exchange agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

FIRSTENERGY TRANSMISSION, LLC

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FIRSTENERGY TRANSMISSION, LLC OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.